Cole Credit Property Trust IV, Inc. (CCPT IV) Closing Status Update Announcement: CCPT IV Is No Longer Accepting Subscription Agreements Communication to due diligence officers and financial advisors affiliated with Cole Credit Property Trust IV, Inc. selling group members. Not for further distribution. Cole Credit Property Trust IV, Inc. (CCPT IV) announced today that it is no longer accepting subscription agreements in connection with its primary offering because it expects to reach the maximum primary offering amount earlier than February 28, 2014. CCPT IV had previously announced that its Board of Directors approved the closing of the primary portion of CCPT IV’s initial public offering on February 28, 2014 unless all shares being offered have been sold prior to that date, in which case the offering would be terminated. CCPT IV is a non-listed REIT that invests primarily in income-producing necessity retail properties that are single-tenant or multi-tenant power centers subject to long-term triple net or double net leases with national or regional creditworthy tenants. Cole Capital: an American Realty Capital Properties Company FOR FINANCIAL PROFESSIONAL USE ONLY This email is neither an offer to sell nor a solicitation of an offer to buy interests in any Cole Capital Program. This email is intended for the recipient only and may not be forwarded or redistributed in any way. Offerings are made only to qualified investors by means of a Prospectus. Securities distributed by affiliate broker-dealer: Cole Capital Corporation, Member FINRA/SIPC. © 2014 Cole Capital Advisors, Inc. All rights reserved.